EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-118976 of Noble Energy, Inc. on Form S-8 of our report relating to the financial statements and supplementary information of the Noble Energy, Inc. 401(k) Plan (the Plan) dated June 17, 2015, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
June 17, 2015